NVE Corporation Reports Quarterly Results
            Commercial product revenues more than double

EDEN PRAIRIE, Minn.--July 17, 2003--NVE Corporation (NasdaqSC: NVEC) today announced financial results for its first quarter ended June 30, 2003.

Total revenue was $2.82 million compared to $2.16 million for the prior-year quarter, an increase of 30%. Commercial product sales for the current quarter increased 108% over the prior-year quarter. Net income for the current quarter was $334,418 or $.07 per diluted share, compared to $92,229 or $.02 per share for the prior-year quarter.

The prior-year quarter included $247,917 in non-recurring license and technology partnership revenue. Those non-recurring items contributed income of $.06 per diluted share in the prior-year quarter. The cessation of non-recurring items was more than offset by increases in product sales and contract research and development revenue.

"We're pleased to report that quarterly results exceeded our expectations," commented President and Chief Executive Officer Daniel A. Baker, Ph.D. "Product sales grew rapidly and improved product yields led to higher than expected profit margins."

The company revised its guidance to $0.10 to $0.15 per diluted share net income for the fiscal year ending March 31, 2004. The company had previously issued guidance of $0.01 to $0.08 per diluted share net income.

NVE is a leader in the practical commercialization of "spintronics," which many experts believe represents the next generation of microelectronics. NVE's products include sensors and couplers which revolutionize data acquisition and transfer in industrial automation and networks.

Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as industry economic trends, the company's ability to meet stringent customer technical requirements, the awarding of future government contracts, continued eligibility for SBIR awards, as well as the risk factors listed from time to time in the company's filings with the SEC, including the Company's Annual Report on Form 10-KSB and other periodic reports filed with the SEC.

                                   ###

Contact: Daniel A. Baker, President and Chief Executive Officer,
(952) 996-1628

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                           NVE Corporation
                  CONDENSED STATEMENTS OF OPERATIONS
              THREE MONTHS ENDED JUNE 30, 2003 AND 2002
              (IN THOUSANDS EXCEPT PER SHARE; UNAUDITED)


Three months ended                      June 30, 2003   June 30, 2002
Revenue:
  Contract research and development           $ 1,721         $ 1,536
  Product sales                                 1,099             529
  License revenue                                   -            98
                                        --------------  --------------
Total revenue                                   2,820           2,163

Total expenses                                  2,486           2,071
                                        --------------  --------------
Net income                                    $   334         $    92
                                        ==============  ==============

Weighted average shares outstanding             4,571           4,342
Net income per share - diluted                $  0.07         $  0.02

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                           NVE Corporation
                       CONDENSED BALANCE SHEETS
                  JUNE 30, 2003 AND MARCH 31, 2003
                            (IN THOUSANDS)

                                               (UNAUDITED)
                                                June 30,    March 31,
                                                  2003        2003
ASSETS
Current assets:
  Cash                                           $  1,455    $    596
  Investment securities                             5,052       5,880
  Other current assets                              2,155       2,039
                                               ----------- -----------
Total current assets                                8,662       8,515
Fixed assets                                        1,360       1,167
                                               ----------- -----------
Total assets                                     $ 10,022    $  9,682
                                               =========== ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities                                 1,991       1,980
Other long-term liabilities                           182         223
                                               ----------- -----------
Total liabilities                                   2,173       2,203

Shareholders' equity:
  Common stock                                         42          42
  Additional paid-in capital                       12,179      12,171
  Accumulated other comprehensive income              101          73
  Accumulated deficit                              (4,473)     (4,807)
                                               ----------- -----------
Total shareholders' equity                          7,849       7,479
                                               ----------- -----------
Total liabilities and shareholders' equity       $ 10,022    $  9,682
                                               =========== ===========